Exhibit 99.2

Dear Shareholder,

I am pleased to report some exciting changes and record accomplishments on behalf of the Isabella Bank Corporation for the second quarter of 2012. Our financial performance has been stellar with record net income of $6.23 million for the first six months of 2012, a $1.25 million or a 25.10% increase over the same period in 2011. Also during the same quarter, the Corporation achieved a major milestone by reaching the $2.0 billion mark in total assets under management. We also recently welcomed two highly respected members of our communities to our Board of Directors, Ms. Sarah Opperman and Mr. Wilson Lauer, and celebrated the groundbreaking for our new office in Freeland. Finally, we recognized the promotion of Mr. Steven Pung to President of Isabella Bank.

Isabella Bank Corporation’s cash dividend for the second quarter of 2012 was $0.20 per share and based upon our average stock price of $24.82 during June 2012, our annualized cash dividend yield was 3.22%. Below are a few highlights for the Corporation as of June 30, 2012:

• The increase in net income was primarily the result of strategic restructuring of our investment securities and borrowings in the first quarter and a significant increase in the gains on the sale of long term fixed rate residential mortgages on the secondary market.

• Total assets were $1.380 billion, and assets under management which includes loans sold and serviced and assets managed by our Investment and Trust Services Department of $620 million, bring our combined assets to $2.00 billion.

• The ratio of nonperforming loans to total loans was 0.86%. In comparison, the average percentage for all bank holding companies in our peer group was 3.05% as of March 31, 2012 (peer group ratios are not yet available for June 30, 2012).

• Risk based capital to risk adjusted total assets ratio was 14.44%. This is exceptionally sound when compared to the 10.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

• Our closing stock price on June 30, 2012 was $24.85 per share, which is a significant increase over the closing price of $17.48 on June 30, 2011.

As mentioned in the introduction, we welcomed two new directors, Ms. Sarah Opperman and Mr. Wilson Lauer, to the Isabella Bank Corporation and Isabella Bank Boards. We take pride in selecting individuals whose values and beliefs complement our own. Ms. Opperman and Mr. Lauer both have a genuine passion for helping our local communities and will professionally bring unique perspectives to our Boards.

Ms. Opperman owns her own company, Opperman Consulting LLC, which provides public affairs counsel for corporate clients. Previously, she was employed by The Dow Chemical Company for 28 years, where she held leadership roles in public and government affairs. She was inducted into the Central Michigan University’s Journalism Hall of Fame and is a recipient of the Dow Genesis Award for People Excellence. A life-long resident of mid-Michigan, Ms. Opperman is active in the community, serving on the CMU Board of Trustees and the CMU Research Corporation Board of Directors. She also is a member of the MidMichigan Health Corporate Board, the Midland United Way and First United Methodist Church. She and her husband, Dan, reside in Midland.

Mr. Lauer has served on our Isabella Bank—Breckenridge Division Board since 1997. He owns and operates Lauer Farms LLC, a 2,500 acre cash crop business. The Lauer family has farmed in Gratiot County for five generations and is a past recipient of Rural Urban Day’s Farm Family of the Year Award. Over the years, Mr. Lauer has served several different community organizations including the Ithaca School District Board, the Gratiot Economic Development Board, and Farm Bureau’s County and State Policy Development Committees. He currently serves on the board of directors for Resurrection Life Church and Victory Christian Outreach. He and his wife, Connie, reside in Ithaca.

The groundbreaking of our new Freeland office marks our 26th branch location. During our Construction Celebration with the Freeland Chamber of Commerce, we received a warm welcome; we cannot be more excited to open our doors this fall. We have hired Harry Steib, a ten year banking veteran who resides in Freeland with his family, to be our Branch Manager. Over the next few months, he will be expanding his team to provide excellent service to the Freeland area community.

Again, I would like to recognize Mr. Steven Pung on his promotion to President of Isabella Bank. Steve has taken on the management of the Bank, allowing me to focus more of my time on the overall strategies and vision for the corporation. As you can see from the results noted above, Steve and his team are doing a great job.

Overall, the Corporation has done very well. On behalf of our Board and employees, thank you for supporting your local community bank. If you have any questions or comments, please call me at (989) 779-6230 or contact me by email at rbarz@isabellabank.com.

Richard J. Barz, CEO

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on

Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended June 30, 2012 which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.